Exhibit 21.  Subsidiaries of the Registrant



                                                             Percentage
                                       State  or country     of voting
                                            in which         securities
                                         incorporated          owned

  Registrant:
    Dravo Corporation                    Pennsylvania            --

  Subsidiaries of Dravo Corporation:
    Dravo Basic Materials
      Company, Inc.                      Alabama                100%
    Dravo Equipment Company              Delaware               100
    Dravo Lime Company                   Delaware               100
    Princeton Ridge, Inc.                New Jersey             100

  Subsidiary of Dravo Basic Materials
   Company, Inc.:
    Dravo Natural Resources Company     Delaware                50

  Subsidiary of Dravo Lime Company:
   Dravo Natural Resources Company      Delaware                50




                              21-1